Exhibit 4.18

FIFTH AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of December     , 2004, is entered into by and among CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation (“Lender”) and MATRIX INTERNATIONAL LOGISTICS, INC., a Delaware corporation (“MIL”), GEOLOGISTICS AMERICAS INC., a Delaware corporation (“GLA”), and GEOLOGISTICS EXPO SERVICES, LLC, a Georgia limited liability company (“EXPO” and together with MIL and GLA, collectively referred to herein as “Borrowers” and individually each a “Borrower”).

RECITALS

A.                                   Borrowers and Lender have previously entered into that certain Amended and Restated Loan and Security Agreement dated as of November 7, 2001, as amended by that certain letter amendment dated December 31,2001, that certain Second Amendment to Amended and Restated Loan and Security Agreement and Waiver dated August 21, 2003, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated March 26, 2004 and that certain Fourth Amendment to Amended and Restated Loan and Security Agreement and Waiver dated as of November 4, 2004 (as amended, the “Loan Agreement”), pursuant to which Lender has made certain loans and financial accommodations available to Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.                                     Borrowers have requested that Lender consent to the “Second Lien Loan Documents” (as defined below), and Lender is willing to consent thereto subject to the terms and conditions set forth herein.

C.                                     Borrowers are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Amendments to Loan Agreement.

(a)                                      A new Section 1.87.5 is hereby added to the Loan Agreement as follows:

“1.87.5 ‘Second Lien Loan Documents’ shall mean that certain Second Lien Credit Agreement dated as of December     , 2004 among GLC, the lenders party thereto, Citicorp North America, Inc., as administrative agent, and Bear Stearns Corporate Lending Inc., as syndication agent, that certain Second Lien Facility

Agreement dated December         , 2004 among GL UK, GLC and those subsidiaries of GLC party thereto as guarantors, the lenders party thereto, Citicorp Global Markets Inc. and Bear, Stearns & Co. Inc. as joint lead arrangers and joint book-running managers, Citicorp North America, Inc., as administrative agent, and Bear Stearns Corporate Lending Inc., as syndication agent, together with any and all agreements, instruments and other documents executed by GLC, GL UK or any of their Subsidiaries or Affiliates at any time in connection therewith, in each case as they may be amended, modified, supplemented, restated or replaced from time to time.”

(b)                                      Section 1.65 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“1.65 ‘Maximum Credit’ shall mean, with reference to the Revolving Loans and Letter of Credit Accommodations, the amount of Thirty Million Dollars ($30,000,000); provided, that, so long as no Default or Event of Default has occurred and is continuing, such amount shall be increased to Thirty-Five Million Dollars ($35,000,000) during the period from November 4, 2004 to December 31 2004.”

(c)                                       Clause (D) of Section 2.1(b)(i) of the Loan Agreement is hereby deleted in its entirety.

(d)                                      Section 2.1(c) of the Loan Agreement is hereby deleted in its entirety.

(e)                                       A new Section 9.8(h) is hereby added to the Loan Agreement as follows:

“(h) subordinated security interests held by Citicorp North America, Inc. as administrative agent under the Second Lien Loan Documents, in essentially all of the property of Borrowers and Sea Bridge Container Lines, Inc., a Delaware corporation, as guarantors thereunder.”

(f)                                         A new Section 9.9(h) is hereby added to the Loan Agreement as follows:

“(h) guarantees of Borrowers and Sea Bridge Container Lines, Inc., a Delaware corporation, pursuant to the Second Lien Loan Documents.”

(g)                                      A new Section 9.24 is hereby added to the Loan Agreement as follows;

“9.24 Second Lien Loan Documents. No Borrower shall, nor permit any of its Subsidiaries or Affiliates to, (a) make any voluntary principal prepayments on account of the Second Lien Loan Documents, or (b) amend, supplement or otherwise modify any of the Second Lien Loan Documents in a manner that would (i) increase the principal amount owing thereunder or the amount of any interest, fees or other charges thereon, (ii) shorten the maturity thereof or require any additional principal payments thereon, or (iii) make any of the covenants therein materially more restrictive upon such Borrower or any of its Subsidiaries or Affiliates or materially increase the likelihood of the occurrence of any ‘Event of Default’ thereunder and as defined therein.”

(h)                                   A new Section 10. l(s) is hereby added to the Loan Agreement as follows:

“(s) any ‘Event of Default’ shall occur under and as defined in any of the Second Lien Loan Documents.”

2.                                        Effectiveness of this Amendment. Lender must have received the following items, each in form and content acceptable to Lender, before this Amendment is effective.

(a)                                     Amendment; Acknowledgement. This Amendment and the attached Acknowledgement by Guarantor, each fully executed in a sufficient number of counterparts for distribution to all parties.

(b)                                    Intercreditor Agreement. An Intercreditor Agreement duly executed and delivered by Citicorp North America, Inc. as administrative and collateral agent under the Second Lien Loan Documents and by GLC and each of its Subsidiaries that are named as a “Loan Party” thereto.

(c)                                     Guarantees and Security Agreements. Guarantees and Security Agreements duly executed and delivered by LIW Holding Corp., a Delaware corporation and Sea Bridge Container Lines, Inc., a Delaware corporation, respectively.

(d)                                    Representations and Warranties. The representations and warranties set forth herein and in the Loan Agreement, other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof, must be true and correct.

(e)                                     Other Required Documentation. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender.

3.                                        Representations and Warranties. Borrowers represent and warrant as follows:

(a)                                     Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b)                                    Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, and is in full force and effect.

(c)                                    Representations and Warranties. The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d)                                   Due Execution. The execution, delivery and performance of this Amendment are within the power of each Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on such Borrower.

(e)                                    No Default. No event has occurred and is continuing that constitutes an Event of Default.

4.                                       Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, an construed in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

5.                                       Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

6.                                        Reference to and Effect on the Financing Agreements.

(a)                                     Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(b)                                    Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to Lender.

(c)                                     The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

(d)                                    To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

7.                                        Ratification. Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Loan Agreement, as amended hereby, and the Financing Agreements effective as of the date hereof.

8.                                        Estoppel. To induce Lender to enter into this Amendment and to continue to make advances to Borrowers under the Loan Agreement, each Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of any Borrower as against Lender with respect to the Obligations.

9.                                        Integration. This Amendment, together with the other Financing Agreements, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

10.                                 Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby,

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

“LENDER”		“BORROWERS”

CONGRESS FINANCIAL CORPORATION		MATRIX INTERNATIONAL LOGISTICS,
(WESTERN),		INC.,
a California corporation		a Delaware corporation

By:	/s/ Gary Whitaker	By:	/s/ R. Jackson
Name:	Gary Whitaker	Name:	R. Jackson
Title:	Vice President	Title:	Director

GEOLOGISTICS AMERICAS INC.,
a Delaware corporation

		By:	/s/ R. Jackson
		Name:	R. Jackson
		Title:	Ass Secretary

GEOLOGISTICS EXPO SERVICES, LLC,
a Georgia limited liability company

		By:	/s/ R. Jackson
		Name:	R. Jackson
		Title:	Ass Secretary

ACKNOWLEDGEMENT BY GUARANTOR

Dated as of December 10, 2004

The undersigned, being the Guarantor under its Amended and Restated Guaranty and Security Agreement, dated November 7, 2001, made in favor of Lender (as amended, modified or supplemented, the “Guaranty”), hereby acknowledges and agrees to the foregoing Fifth Amendment to Amended and Restated Loan and Security Agreement (the “Amendment”) and confirms and agrees that the Guaranty is and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of the Amendment, each reference in the Guaranty to the Loan Agreement (as defined in the Amendment), “thereunder”, “thereof” or words of like import referring to the “Loan Agreement”, shall mean and be a reference to the Loan Agreement as amended or modified by the Amendment. Although Lender has informed Guarantor of the matters set forth above, and Guarantor has acknowledged the same, Guarantor understands and agrees that Lender has no duty under the Loan Agreement, the Guaranty or any other agreement with Guarantor so notify Guarantor or to seek such an acknowledgement, and nothing contained herein is intended to or shall create such a duty as to any advances or transaction hereafter.

GEOLOGISTICS CORPORATION,
a Delaware corporation

By:	/s/ R. Jackson
Name:	R. Jackson
Title:	VP - General Counsel